Patton Boggs draft of 8/27/01
                                                           652899
                                                     Exhibit 10.1



                    STOCK PURCHASE AGREEMENT



                           amongamong



                    AMERICARE MANAGEMENT INC.



                               and



                         GARY HUMBERSON



                Dated as of  August May 12, 2002

                    STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement (hereinafter referred to as thise "Agreement") is entered into as of August May 21, 2002, among Americare Management Inc., a Delaware corporation (hereinafter referred to as the "Buyer"), and Gary Humberson (hereinafter referred to individually as Humberson), an individual holding the capital stock of InterLink Home Health Care, Inc., a Texas corporation ("the corporation is hereinafter referred to as InterLink"), that have executed this Agreement on the signature pages hereof, who is signing this Agreement in his capacity as shareholder, as well as, on behalf of InterLink (collectively InterLink and Gary Humberson shall hereinafter be referred to as the "Sellers") all of the foregoing hereinafter referred to collectively as the Parties.

     The parties hereto agree as follows:

                            ARTICLE 1
                 AGREEMENT OF PURCHASE AND SALE

     1.1  Agreement.

   Upon the basis of the representations and warranties, for the consideration, and subject to the terms and conditions set forth in this Agreement, Humberson each of the Sellers agrees to sell all of the issued and outstanding shares ("Shares") of common stock of InterLink, par value $.01 per share (hereinafter such stock shares are referred to as the Common Stock)(the "Common Stock"), of InterLink owned by Humbersonsuch Seller to Buyer, and Buyer agrees to purchase such SharesCommon Stock from each such SellerHumberson, for an aggregate gross purchase price of _____ One Million Two Hundred Fifty Thousand Dollars ($__) ($1,250,000) (hereinafter referred to as the "Purchase Price"). The Purchase Price will be paid to the SellersHumberson in the form of both (1) cash consideration and (2) in the form of a promissory note which shall be issued to only onethe SellersHumberson as payee in the form as set forth in Schedule 1.13(b).

     1.2  Closing.

  The closing of the transactions contemplated hereby (such event hereinafter referred to as the "Closing") shall take place at the offices of Buyer in Richardson, Texas, on the date of this Agreement or at such other time and place and/or on such other date as Buyer and the Sellers may mutually agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3  Delivery and Payment

.. At the Closing, Sellers shall deliver or cause to be delivered to Buyer the stock certificate or certificates evidencing the number of Shares set forth opposite such Seller's name on
Schedule 1.3(a) attached hereto duly endorsed or accompanied by a duly executed stock power assigning such shares to Buyer and otherwise in good form for transfer. At Closing, the Buyer shall : (1) pay the cash consideration portion of the Purchase Price by check to each of the Sellers in such amounts as are set forth opposite each of their names in Schedule 1.3(b) and (2) execute a promissory note for the balance of the Purchase Price in favor of
the  HumbersonSellers  identified  in  Schedule  1.3(b)   at   an
interest  rate  and  for a term that also set forth  in  Schedule
1.13(b).   Buyer  will create an escrow account and  deposit  the
stock into the escrow account subject to the terms of a note and security agreement attached hereto as ExhibitSchedule __1. 1 and ExhibitSchedule __1.3A, respectively.


                            ARTICLE 1








                            ARTICLE 2
             REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Sellers as set forth in this Article 2 (with the understanding that the Sellers are relying materially on such representations and warranties in entering into and performing this Agreement).

     2.1  Due Organization.

  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into and perform this Agreement.

     2.2  Due Authorization; No Conflicts.

   This Agreement has been duly and validly authorized, executed, and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms. The execution, delivery, and performance of this Agreement by Buyer will not (a) violate any federal, state, county, or local law, rule, or regulation applicable to Buyer or its property, (b) violate or conflict with, or permit the cancellation of, any agreement to which Buyer is a party or by which it or its property is bound, (c) permit the acceleration of the maturity of any indebtedness of, or any indebtedness secured by the property of, Buyer, or (d) violate or conflict with any provision of Buyer's certificate of incorporation or bylaws. No action, consent, or approval of, or filing with, any federal, state, county, or local governmental authority is required in connection with the execution, delivery, or performance of this Agreement, except as set forth in this Agreement.

     2.3  Brokers and Finders.

   Buyer has not engaged, or caused to be incurred any liability to, any finder, broker, or sales agent in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

                            ARTICLE 3
          REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     The Sellers hereby jointly and severally represent and warrant to Buyer as set forth in this Article 3 (with the understanding that Buyer is relying materially on each such representation and warranty in entering into and performing this Agreement). As used herein, the term "Company" means InterLink and all of its Subsidiaries (as defined herein in the attached
Schedule 3.5) on a consolidated basis.



     3.1  Capitalization; Ownership of Shares.

   The authorized capital stock of the InterLink consists of 1,000,000 shares of Common Stock, par value $.01 per share, of which 100,000 shares are issued and outstanding (such issued and outstanding stock shares of InterLink are hereinafter referred to as the Shares). All such issued and outstanding Shares are duly authorized, validly issued, fully paid, and nonassessable. Except for the Shares, there are, no other equity securities of InterLink outstanding. All of the Shares are owned of record and beneficially by Humbersonthe Sellers as set forth on Schedule 1.3 attached hereto. None of the Shares were issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any person or entity.

     3.2  No Liens on Shares.

   Each SellerHumberson is the true and lawful owner, of record and beneficially, of his Shares, free and clear of any liens, restrictions, security interests, claims, rights of another, or encumbrances (each hereinafter referred to collectively as a "Lien"); none of the Shares are subject to any outstanding options, warrants, calls, or similar rights of any other person to acquire the same, except as set forth on the following paragraph 3.3; none of the Shares are subject to any restrictions on transfer thereof; and each Seller has the full power and authority to convey, and will convey to Buyer at Closing, good and marketable title to such Seller's Shares, free and clear of any Liens.

     3.3  Other Rights to Acquire Capital Stock.

   There are no authorized or outstanding warrants, other than those issued to Jim Leakethe Health Care Industry Fund, Ltd, Mark Jones, Andy McBee, Marion R. Bob Rice, Michael Partin, Deborah Partin, Daniel Partin and Debra Partin, options, or rights of any kind to acquire from InterLink or from any Seller any equity or debt securities of InterLink or securities convertible into or exchangeable for equity or debt securities of InterLink.

     3.4  Due Organization.

   InterLink is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and has full power and authority to carry on its business as now conducted and as proposed to be conducted. Complete and correct copies of the certificate of incorporation and bylaws of InterLink and all amendments thereto have been delivered to Buyer and have been certified by the Secretary of InterLink. InterLink is qualified to do business as a foreign corporation and is in good standing in the states set forth on Schedule 3.4 attached hereto. InterLink is duly qualified to do business as a foreign corporation in every jurisdiction where such qualification is required except where failure to be so qualified would not have a material adverse effect on the business, properties, or assets of InterLink. InterLink has not received any notice or communication from any other jurisdiction to the effect that it is or may be required to qualify to do business as a foreign corporation in any such jurisdiction.

     3.5  Subsidiaries.

          (a) Schedule 3.5 sets forth (i) the name, percentage ownership and number of shares of stock owned or controlled by
InterLink of each corporation, partnership, joint venture or other entity in which InterLink has, directly or indirectly, an
equity   interest  therein  (individually,  a  "Subsidiary"   and
collectively,   "Subsidiaries");   (ii)   the   jurisdiction   of
incorporation,  capitalization and ownership of each  Subsidiary;
(iii) the names of the officers and directors of each Subsidiary; and (iv) the jurisdictions in which each Subsidiary is qualified or licensed to do business as a foreign corporation.

          (b) InterLink owns of record and beneficially all the capital stock of each of the Subsidiaries free and clear of all Liens, except for those potentially held by the Health Care Industry Fund, Ltd., Denise Richoux and Milton Diaz, Jr. in stock shares of InterLink Home Health Services of Southeast Louisiana, Inc., the security interest of John Malone and another minority shareholder in the stock shares of Data Medical, Inc., the stock shares owned by a another person in Data Medical, Inc., the security interest of Patricia Vigreuex in the stock shares of InterLink Home Health Services of Southeast Texas, Inc., and the stock shares owned by George Robertson in InterLink Home Health Services of the Metroplex, Inc. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction listed on Schedule 3.5.

(c) Each of the shares of capital stock of each Subsidiary shown in Schedule 3.5 to be issued and outstanding has been duly authorized and is validly issued, fully paid and nonassessable and is free of preemptive rights, except for the claims of Denise Richoux and Milton Diaz, Jr. regarding the stock shares of InterLink Home Health Services of Southeast Louisiana, Inc., the security interests of John Malone and Patricia Vigreux, the warrants and options of Daniel Partin, Michael Partin, Debra Partin, Deborah Partin, Donna Colley, and Sandra Moore.
(d) There are not outstanding any (i) options, warrants or other rights with respect to the capital stock of any Subsidiary, except for thoshe warrants or options issued to Denise Richoux, Milton Diaz, Jr., Daniel Partin, Michael Partin, Debra Partin, Deborah Partin, Donna Colley, and Sandra Moore, and the security interests of John Malone and Patricia Vigreux (ii) securities convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary or
(iii) other commitments of any kind for the issuance of additional shares of capital stock or any other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.
     3.6  Due Authorization; No Conflicts

..   The  Company has full corporate power and authority to  enter
into   and  perform  each  agreement,  instrument,  and  document required to be executed by the Company in connection herewith. The execution, delivery, and performance of such agreements, instruments, and documents have been duly authorized by the Board of Directors of the Company. Each Seller has full power and authority to enter into and perform this Agreement and each other agreement, and document required to be executed by each Seller in connection herewith. This Agreement has been duly and validly executed and delivered by each of the Sellers and constitutes a valid and binding obligation of each of the Sellers enforceable in accordance with its terms. The execution, delivery, and performance of this Agreement does not (a) violate any federal, state, county, or local law, rule, or regulation applicable to the Company, any Seller, or their respective properties, (b) violate or conflict with, or permit the cancellation of, any agreement to which the Company or any Seller, is a party, or by which any of them or any of their respective properties is bound, or result in the creation of any lien, security interest, charge, or encumbrance upon any of such properties, (c) permit the acceleration of the maturity of any indebtedness, or indebtedness secured by the property of, the Company or any Seller, or (d)
violate or conflict with any provision of the certificate of incorporation or bylaws of the Company. No action, consent, or approval of, or filing with, any governmental authority is
required   in   connection  with  the  execution,  delivery,   or
performance of this Agreement (or any agreement or other document executed in connection herewith by the Company or any Seller) except for any filings described in Section 4.12 hereof. Buyer acknowledges that the Shares have not been registered under the Securities and Exchange Act of 1933, as amended, and that the Shares are therefore being sold pursuant to an applicable exemption to the Securities laws of the United States of America and the State of Texas.



     3.7  Financial Statements

..   The following Financial Statements (herein so called) of  the
Company have been delivered to Buyer by the Company:

          (a) Audited consolidated balance sheets, statements of income and cash flow, and statements of changes in financial position of the Company as of and for each of the years ended _______, December 31, 2000 and 1999, together with, in each case, the notes thereto and the report of King Griffin & Adamson P.C. certified public accountants with respect thereto (hereinafter referred to collectively ,as the "Audited Financial Statements"); and

          (b) Unaudited consolidated balance sheet, statements of income and cash flow, and statement of changes in financial position of the Company as of and for each of the three months ended ________, March 31, 2001 and 2000 (hereinafter referred to collectively ,as the "Interim Financial Statements").

The Financial Statements have been prepared in accordance with generally accepted accounting principles (hereinafter referred to as "GAAP)") in the United States of America applied on a consistent basis throughout the periods indicated, and fairly present the financial position, results of operations, and changes in financial position of the Company as of the indicated dates and for the indicated periods (except, in the case of the Interim Financial Statements, for the absence of notes thereto and subject to normal year-end audit adjustments and accruals required to be made in the ordinary course of business which are not materially adverse to and are consistent with past practices of the Company). Except to the extent reflected or provided for in the balance sheet included in the Interim Financial Statements, the Company has no liabilities or obligations (whether absolute, contingent, or otherwise), other than open-account current liabilities incurred in the ordinary course of business subsequent to April 30May 1, 2002; and neither the
Company nor any Seller has knowledge of any basis for the assertion of any such liability or obligation, except that the Subsidiaries have a potential liability to CMMS as a result of the audit of the Subsidiaries regarding lending and financing feesAUDIT. Since December 31, 2001 (hereinafter referred to as the "Last Audit Date"), there has been no material adverse change in the financial position, assets, results of operations, or business of the Company, except that DVI Business Credit Corporation which may be the holder of the Elk Omega, Inc. loan agreement with the Subsidiaries has provided notice that it will not renew the note agreement and demanded payment of the note, which is a material adverse change in the financial position. To the best knowledge of the Sellers as of the Closing Date, there are no pending or proposed statutes, rules, or regulations, nor any current or pending developments or circumstances, which could have a material adverse effect on the financial position, assets, results of operations, or business of the Company.

     3.8  Conduct of Business; Certain Actions

.. Except as set forth on Schedule 3.8 attached hereto, since the Last Audit Date, the Company has conducted its business and operations in the ordinary course and consistent with its past practices and has not (a) paid or declared any dividend or distribution or purchased or retired any indebtedness from any holder of capital stock of the Company (hereinafter referred to as a "Stockholder") and has not purchased, retired, or redeemed any capital stock from any Stockholder, (b) increased the compensation of any of the directors, officers, or key employees or sales representatives of the Company or, except for wage and salary increases made in the ordinary course of business and consistent with the past practices of the Company, increased the compensation of any other employees or sales representatives of the Company, (c) made any capital expenditures exceeding $25,000 individually or $50,000 in the aggregate, (d) sold any asset (or any group of related assets) in any transaction (or series of related transactions) in which the purchase price for such asset (or group of related assets) exceeded $25,000 individually or $50,000 in the aggregate (other than sales of inventory in the ordinary course of business), (e) discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business, (f) made or guaranteed any loans or advances to any party whatsoever, (g) suffered or permitted any Lien to arise or be granted or created against or upon any of the assets of the Company, real or personal, tangible or intangible, (h) cancelled, waived, or released any of the Company's debts, rights, or claims against third parties except in accordance with past practices of the Company, (i) amended the certificate of incorporation or bylaws of the Company, (j) made, paid or incurred (1) any severance or termination payment or obligation theretofore with respect to any employee, consultant, or sales representative of the Company or (2) any legal or accounting fees, as to items (1) and (2) together, in excess $50,000 in the aggregate, (k) made any change in the method of accounting of the Company, (l) made any investment or commitment theretofore in any person, business, corporation, association, partnership, joint venture, trust, or other entity, (m) made, entered into, amended, or terminated any written employment contract, created, made,
amended,   or  terminated  any  bonus,  stock  option,   pension,
retirement, profit sharing, or other employee benefit plan or arrangement, or withdrawn from any "multi-employer plan" (as defined in Section 414(f) of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the "Code")) so as to create any liability under Article IV of ERISA (as hereinafter defined) to any entity, except for the employment agreements with Mark Jones, Andy McBee and Gary Humberson, (n) amended or experienced a termination of any material contract, agreement, lease, franchise, or license to which the Company is a party, except in the ordinary course of business, (o) incurred or assumed any indebtedness (whether directly or by way of guaranty or otherwise) for borrowed money, except in the ordinary course of business, (p) enter into any other material transaction except in the ordinary course of business, (q) entered into any contract, commitment, agreement, or understanding to do any acts described in the foregoing clauses (a)-(p) of this Section 3.8,
(r) suffered any material damage, destruction, or loss (whether or not covered by insurance) to any assets, (s) experienced any
strike,   slowdown,  or  demand  for  recognition  by   a   labor
organization by or with respect to any of the employees of the Company, (t) experienced or effected any shutdown, slow-down, or cessation of any operations conducted by, or constituting part of, the Company, (u) materially accelerated the collection of accounts receivable or decelerated payment of accounts payable, except in the ordinary course of business consistent with past practice, or (v) made or rescinded any material express or deemed election relating to Taxes, settled or compromised any material
claim,   action,   suit,  litigation,  proceeding,   arbitration,
investigation, audit or controversy relating to Taxes, or except as may be required by applicable law, made any change to any of its material methods of reporting income or deductions for
federal   income  tax  purposes  from  those  employed   in   the
preparation of its most recently filed federal income tax return.

     3.9  Properties

..   Attached hereto as Schedule 3.9 is a list and description  of all real and personal properties (excluding, in the case of personal properties, any asset having a book value of less than
$5,000  as  of   December  31,  2001)  owned  or  leased  by  the
CompanyInterLink as of the date hereof.  Except as set  forth  on
Schedule 3.9, the CompanyInterLink is not a party to any real property lease, sublease or assignment, either as tenant or landlord. Except as expressly set forth on Schedule 3.9 attached hereto, the real and personal properties of the Company are free and clear of all liens, security interests, claims, rights of another, and encumbrances. The physical properties owned or utilized by the Company in the conduct of its business are in good operating condition and repair, normal wear and tear
excepted,  and  are  free  from  material  defects.   Except   as
otherwise set forth on Schedule 3.9 attached hereto, the Company has full and unrestricted legal and equitable title to or a valid leasehold interest in all such properties. To the best knowledge of the Seller and Company, the operation of the properties and business of the Company in the manner in which they are now and have been operated does not violate in any material respect any
zoning   ordinances,  municipal  regulations,  or  other   rules,
regulations, or laws. No covenants, easements, rights-of-way, or regulations of record impair in any material respect the uses of the respective properties of the Company for the purposes for which they are now operated. Except as described on Schedule 3.9
attached   hereto,  there  are  no  past,  present,  or  proposed
conditions,  activities,  actions, or  plans  which  may  prevent
compliance   by  the  Company  with  any  law  related   to   the
manufacture, process, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release, of any pollutant, contaminant, chemical, or industrial toxic or hazardous substance or waste (such matters referred to hereinafter as "Hazardous Substance Issues") or any regulations, plans, judgments, injunctions, or notices promulgated or approved thereunderthere under applicable to the operations, properties, or assets of the Company, or which may give rise to any liability of the Company, or otherwise form the basis of any claims, actions, demands, suits, proceedings, hearings, studies, or investigations against or relating to the Company, based on or related to any Hazardous Substance Issues. The Company will delivered to Buyer, within ninety (90) days of the Closing Date, true and complete copies of any surveys, appraisals and title
insurance   policies  related  to  its  owned  or   leased   real
properties.

     3.10 Licenses and Permits.

  Attached hereto as Schedule 3.10 is a list of all federal, state, county, and local governmental licenses, certificates, and permits held or applied for by the InterLink. Within ninety (90) days of the Closing Date, Company shall deliver to Buyer a list of federal, state, county and local governmental licenses, certificates and permits applied for or held by the Company. The Company has complied in all material respects, and is in compliance in all material respects, with the terms and conditions of all such licenses, certificates, and permits, and no material violation of any such licenses, certificates, or permits or the laws or rules governing the issuance or continued validity thereof has occurred. No additional license, certificate, or permit is required from any federal, state, county, or local governmental agency or body thereof in connection with the conduct of the business of the Company which, if not obtained, would materially and adversely affect the business or properties of the Company, except for notification of change of control in the Subsidiaries. No claim has been made by any governmental authority (and, to the best knowledge of the Sellers, no such claim is anticipated) to the effect that a license, permit, or order is necessary in respect of the business conducted by the Company.

     3.11 Intellectual Property Rights.

   Except as set forth on Schedule 3.11 hereto, Schedule 3.11 hereto contains a true and complete list of (a) all patents, patent applications, trademarks, trademark registrations, and trademark applications service marks, service mark registrations, and service mark applications, trade names, and copyrights, copyright registrations, and copyright applications ("Intellectual Property") owned by the Company in connection with its business as presently conducted or as presently proposed to be conducted, (b) all licenses or other agreements giving the Company rights in Intellectual Property of third parties in connection with the Company's business as presently conducted or as presently proposed to be conducted, and (c) all licenses or other agreements giving to third parties rights in the Intellectual Property listed on Schedule 3.11 hereto. Except as set forth on Schedule 3.11 hereto, the Company has good and marketable title, free and clear of any liens or other encumbrances, to, owns or possesses adequate and enforceable licenses or other rights to use, all Intellectual Property and all computer software, software programs, inventions, drawings, designs, customer lists, proprietary know-how or information or other rights in connection with the business of the Company as presently conducted or as presently proposed to be conducted (hereinafter, collectively, "Proprietary Rights"). Each item of Intellectual Property owned by the Company and listed on Schedule
3.11 has been, to the extent indicated in Schedule 3.11 duly registered with, filed in, or issued by the United States Patent and Trademark Office, the United States Copyright Office or such other domestic or foreign government entity as indicated on
Schedule 3.11, and such registrations, filings and issuances remain in full force and effect. Except as set forth on Schedule
3.11 hereto, to the best knowledge of the Sellers, the operations of the business of the Company, including but not limited to use of service marks and copyrighted material and to products, processes, services, methods, substances, parts or other materials currently made, sold or used by or contemplated to be made, sold or used by the Company in connection with its business, do not conflict with or infringe upon any Proprietary Rights of any third party. Except as set forth on Schedule 3.11 hereto, the Company has not granted to any third parties exclusive licenses or options to obtain exclusive licenses under any of the Intellectual Property owned by the Company listed on
Schedule 3.11 hereto. Except as set forth on Schedule 3.11 hereto, the Company has given no indemnification in connection with any patent, trademark, copyright or other Proprietary Right as to any product made, used or sold by any third party. Except as set forth on Schedule 3.11 hereto, there are no pending or, to the best knowledge of the Sellers, threatened claims, proceedings or actions against the Company or any of its licensors that could have a material adverse effect on the Company's Proprietary Rights or that could limit the Company's right to use any patent, trademark, trade name, service mark or copyrighted material or to make, have made, sell or use any product, process, service, method, substance, part, or other material in connection with its business. Except as set forth on Schedule 3.11 hereto, there is no infringement by or claim of infringement against any third party of any Proprietary Rights of the Company which could be likely to have a material adverse effect on the Company's business, operations, condition (financial or otherwise), or assets.

     3.12 Compliance with Laws.

   The Company has complied in all material respects, and is in compliance in all material respects, with all federal, state, county, and local laws, regulations, and orders applicable to its business and has filed with the proper authorities all statements and reports required by the laws, regulations, and orders to which the Company or any of its properties or operations are subject. No claim has been made by any governmental authority
(and, to the best knowledge of the Sellers, no such claim is anticipated except for the potential audit of the Subsidiaries by CMS regarding lending and financing fees) to the effect that the business conducted by the Company fails to comply, in any respect, with any law, rule, regulation, or ordinance.

     3.13 Insurance.

   Attached hereto as Schedule 3.13 is a list of all policies of fire, liability, business interruption, and other forms of insurance and all fidelity bonds held by or applicable to the InterLinkCompany at any time within the past three years, which schedule sets forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage, deductible amount or self-insured retention amount, limits of coverage, and annual premium. Within ninety (90) days of the Closing Date, Company shall deliver to Buyer a list in substantially the same format as Schedule 3.13 for all policies of insurance coverage for the Company. No event relating to the Company has occurred which will result in a retroactive upward adjustment of premiums under any such policies or which is likely to result in any prospective upward adjustment in such premiums. The insurance currently held by the Company is in such amount and is of such type and scope as is customary in the industry in which the Company is engaged. Except as disclosed on Schedule 3.13 attached hereto, there has been no material change in the type of insurance coverage maintained by the Company during the past five years which has resulted in any period during which the Company had no insurance coverage. Excluding insurance policies which have expired and been replaced, no insurance policy of the Company has been cancelled within the last three years and, to the best knowledge of the Sellers, no threat has been made to cancel any insurance policy of the Company within such period. No pending claims made by or on behalf of the Company under such policies have been denied. All premiums payable with respect to such policies have been timely paid, or adequate arrangements for payment have been made.

     3.14 Employee Benefit Matters.

          (a)            Welfare Benefit Plans.  Attached hereto as
     Schedule 3.14(a) is a list of each "employee benefit plan," as defined in section 3(1) of the Employee Retirement Income Security Act of 1974 (and any sections of the Code amended by it) and all regulations promulgated thereunderthere under, as the same have from time to time been amended (hereinafter referred as "ERISA") with respect to which the Company has any obligation or liability (contingent or otherwise), including any multiemployer welfare plan (within the meaning of section 3(37) of ERISA) (such employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans)"). True, correct, and complete copies of such plans and their related summary plan descriptions have beenwill be delivered to Buyer within ninety
     (90) days of the Closing Date. Schedule 3.14(a) attached hereto also sets forth (i) the amount of any liability of the Company for payments more than thirty (30) days past due with respect to each Welfare Benefit Plan as of _______, 200__December 31, A.D. 2001, and as of the end of each subsequent month ending prior to the date hereof and (ii) the amount of any liability of the Company for retiree benefits under any Welfare Benefit Plan to current or retired employees of the Company.

          (b)            Pension Benefit Plans.  Attached hereto as
     Schedule 3.14(b) is a list of each "employee pension benefit plan" (as defined in section 3(2) of ERISA) with respect to which the Company has any obligation or liability (contingent or otherwise), including any multiemployer plan (as defined in section 3001(a)(3) of ERISA) (such employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans"). True, correct, and complete copies of such plans and their related summary plan descriptions have beenwill be delivered to Buyer within ninety (90) days of the Closing Date. With respect to each Pension Benefit Plan that is subject to title I, subtitle B, part 3 of ERISA (concerning "Funding"), the funding method used in connection with such Pension Benefit Plan is acceptable under ERISA, the actuarial assumptions used in connection with funding such Pension Benefit Plan, in the aggregate, are reasonable (taking into account the experience of such Pension Benefit Plan and reasonable expectations), and Company shall complete and deliver to Buyer within ninety (90) days of the Closing Date, the Schedule 3.14(b) attached hereto completely and accurately sets forth as of December 31, A.D. 2001_______, 200_ (i) the net fair market value of the assets held to fund such Pension Benefit Plan, (ii) the funding method used in connection with any such Pension Benefit Plan, and (iii) the amount and plan year of any "accumulated funding deficiency", as defined in section 302(a)(2) of ERISA (whether or not waived and whether arising on account of inadequate contributions, improper amortization of charges or credits in any funding standard account, improper determination of any such charge or credit, or any other reason) that exists with respect to any plan year of such Pension Benefit Plan. To the best of its knowledge, Tthe Company does not presently maintain and has never maintained, or had any obligation of any nature to maintain, a "defined benefit plan" within the meaning of Section 414(j) of the Code, without regard to whether such defined benefit plan met the requirements of section 401(a) of the Code. With respect to each Pension Benefit Plan, including an "individual account plan" (as defined in section 3(34) of ERISA), Schedule 3.14(b) attached hereto completely and accurately sets forth (x) the amount of and liability of the Company for contributions due with respect to such Pension Benefit Plan as of ________, 200__,December 31, A.D. 2001, and as of the end of any subsequent period ending prior to the Closing, and the date any such amounts were paid, and (y) the amount of any contribution paid with respect to such Pension Benefit Plan for the plan year in which the Closing occurs.

          (c) Benefit Plan Compliance. All of the Welfare Benefit Plans and Pension Benefit Plans and any related trust agreements or annuity contracts (or any other funding instruments) currently comply, and have complied in the past, both as to form and operation, with the provisions of ERISA, the Code (including section 410(b) of the Code relating to coverage where required in order to be tax-qualified under section 401(a) or 403(a) of the Code) and all other applicable laws and regulations. Each Pension Benefit Plan that is intended to be qualified under Section 401 of the Code is so qualified. Future compliance with the requirements of ERISA as in effect on the date hereof or any collective bargaining agreements to which the Company is a party will not result in any increase in the rate of benefit accrual under any Pension Benefit Plan except as otherwise completely and accurately set forth in Schedule 3.14(d) attached hereto. There are no claims pending or, to the best knowledge of the Sellers, threatened with respect to any Welfare Benefit Plan or any Pension Benefit Plan other than routine claim for benefits under the terms of such plans in the ordinary course.

(d) No Prohibited Transactions. None of the Company or any of its agents or representatives have engaged in any transaction in violation of section 406(a) or (b) of ERISA (for which no exemption exists under section 408 of ERISA) or any "prohibited transaction" (as defined in section 4975(c)(1) of the Code) for which no exemption exists under section 4975(c)(2) or (d) of the Code with respect to any Welfare Benefit Plan or Pension Benefit
Plan.
          (e) Employee Contracts and Arrangements. Attached hereto as Schedule 3.14 is a complete and accurate description of each deferred compensation, bonus or other incentive compensation, stock option, employee stock purchase, and any other employee benefit plan, agreement, arrangement, or commitment (including policies concerning holidays, vacations, and salary continuation during short absences for illness or other reasons) maintained by the Company with respect to any individual who contributes to the operations of the Company. A true, complete and correct copy of each such plan, agreement, arrangement or commitment has been delivered to Buyer.

          (f) Determination Letters and Reports. Buyer has been furnished true, correct and complete copies of (i) the most recent determination letter issued by the Internal Revenue
     Service with respect to each Pension Benefit Plan, (ii) all Annual Reports on Form 5500 series required to be filed with any governmental agency for each Welfare Benefit Plan and each Pension Benefit Plan for the two most recent plan years, and
     (iii) all actuarial reports prepared for the last three plan years of each Welfare Benefit Plan, if applicable.

          (g) Benefit Plans Enforceable. All Welfare Benefit Plans, Pension Benefit Plans, related trust agreements, annuity contracts (or any other funding instruments), employment contracts, and other plans, agreements, arrangements, and commitments listed in any schedule to this Section 3.14 are legally valid and binding and in full force and effect and without default (and no event has occurred which, with the passage of time or giving of notice, or both, would constitute such a default).

(h)       Effect of Consummation.  Except as set forth on
Schedule 3.14(h), the consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former employee of the Company or any other individual, to severance pay, unemployment compensation or similar payment, or
(ii) otherwise accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former employee or other individual.
(i) WARN Act. Neither the Company nor any person with whom the Company would be treated as an "employer" for purposes of the Worker Adjustment and Retraining Notification Act or any similar state law ("WARN") has incurred any liability or obligation under WARN.
     3.15 Contracts and Agreements.

Within ninety (90) days of the Closing Date, Company shall complete and deliver to Buyer a list substantially in the form of the Aattached hereto as Schedule 3.15 in which is a list and brief description of all written or oral contracts, commitments, leases, and other agreements (including, without limitation, promissory notes, loan agreements, and other evidences of indebtedness) to which the Company is a party or by which the
Company or its properties are bound, pursuant to which the obligations thereunderthere under of either party thereto are, or are contemplated as being, in respect of any such individual contracts, commitments, leases, or other agreements during the term thereof, $5,000 or greater, or which are otherwise material to the business of the Company (including, without limitation, all mortgages, deeds of trust, security agreements, pledge agreements, and similar agreements and instruments and all confidentiality agreements). Each such contract, commitment, lease and other agreement is in full force and effect, and the Company is not and, to the best knowledge of the Sellers, no other party thereto is in default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default) under any such contracts, commitments, leases, or other agreements, The Company has not waived any right under any such contracts, commitments, leases, or other agreements. Except as set forth on Schedule 3.15 attached hereto, the Company has not guaranteed any obligations of any other person.

     3.16 Claims and Proceedings.

   Attached hereto as Schedule 3.16 is a list and description of all claims, actions, suits, proceedings, and investigations pending or, to the best knowledge of the Sellers, threatened against or affecting the Company or any of its properties or assets, at law or in equity, or before or by any court, municipal or other governmental department, commission, board, agency, or instrumentality. Except as set forth on Schedule 3.16 attached hereto, none of such claims, actions, suits, proceedings, or investigations will result in any liability or loss to the Company which (individually or in the aggregate) is material, and the Company has not been, and the Company is not now, subject to any order, judgment, decree, stipulation, or consent of any court, governmental body, or agency, except that each Subsidiary is subject to current and potential audits and reviews by the Medicare and Medicaid programs, state licensing agencies, and management care contracts. No inquiry, action, or proceeding has been asserted instituted, or, to the best knowledge of the Sellers, threatened to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof. To the best knowledge of the Sellers, there is no basis for any such valid claim or action or any other claims or actions which would, or could reasonably be expected to (individually or in the aggregate), have a material adverse effect on the business, operations, or financial condition of the Company or result in a material liability of the Company.

     3.17 Taxes.

   All federal, foreign, state, county, and local income, gross receipts, excise, property, franchise, license, sales, use, withholding, and other taxes (collectively, including any liability in respect thereof as a transferee or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether oral or written) and together with additional assessments, penalties and interest chargeable in connection therewith, "Taxes" ), returns, reports, and declarations of estimated tax (collectively, "Returns" ) which were required to be filed by the Company on or before the date hereof have been filed within the time and in the manner provided by law, except for 2000 and 2001 federal income tax returns have not been filed, and all such Returns are true and correct and accurately reflect the Tax liabilities of the Company. All Taxes shown to be or that otherwise would have been due had the required Returns been timely filed, and all other Taxes of the Company that are attributable to taxable periods beginning on or prior to Closing, including, without limitation, periods that end as a result of the Closing as well as periods that continue, whether or not returns have become due or Taxes have become due and payable as of Closing, have been paid or adequately provided for in the Financial Statements. For purposes of the preceding sentence, payment or adequate provision theretofore shall be measured according to the agreement of the parties that the Sellers shall be responsible for all Taxes attributable to periods and partial periods that end on or before Closing and that begin before
Closing and end at any time; provided, however, that in the latter case (i) Taxes for which the Sellers are responsible shall be Taxes that are attributable to the portion of any incomplete period which has transpired as of the end of the Closing Date, and (ii) Taxes attributable to such partial period shall be determined by means of a closing of the books and records of the Company as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in such period. The provisions for Taxes reflected on the balance sheet contained in the Interim Financial Statements are adequate to cover all of the Company's estimated Tax liabilities for the respective periods then ended and all prior periods. The Company has not executed any presently effective waiver or extension of any statute of limitations against assessments and collection of Taxes. There are no pending or threatened claims, assessments, notices, proposals to assess, deficiencies, or audits (collectively, "Tax Actions") with respect to any Taxes owed or allegedly owed by the Company. To the best knowledge of the Sellers, there is no basis for any Tax Actions. The Company's federal income tax returns have not been audited. No Taxes other than as set forth on the Financial Statements are payable by the Company. There are no tax liens on any of the assets of the Company, except for property taxes which are not delinquent. Proper and accurate amounts have been withheld and remitted by the Company from and in respect of all persons from whom it is required by applicable law to withhold for all periods in compliance with the tax withholding provisions of all applicable laws and regulations. Neither the Company nor any other corporation has (i) filed an election under section 341(f) of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the "Code"), that is applicable to the Company or any assets held by the Company, (ii) agreed to or is required to make any adjustments pursuant to
Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company, or (iii) executed or entered into a closing agreement pursuant to
Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company. No property owned by the Company (x) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (y) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code. The Company is not subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other taxing authorities. The Company has never made an election to be taxed under subchapter S of the Code, except for InterLink Home Health Services of West Texas, Inc. which had made a previous election under subchapter
S. The Company is not a party to any tax sharing agreement with any Stockholder or any other person. The Company utilizes the accrual method of accounting for federal income tax purposes. There is no contract, plan, or arrangement covering any person that, individually or collectively, would give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G of the Code. None of the Sellers is a "foreign person" within the meaning of Section 1445(b)(2) of the Code.

     3.18 Personnel.

   Attached hereto as Schedule 3.18 is a list of the names and annual rates of compensation of the directors and officers of the Company and of the employees and sales representatives of the Company. Schedule 3.18 attached hereto also summarizes the stock option, stock purchase, bonus or other incentive compensation, profit sharing, percentage compensation, salary continuation, company automobile, club membership, and other like benefits, if any, paid or payable to such directors, officers, employees, and sales representatives during the Company's fiscal year ended December 31, 2001 and to the date hereof. Schedule 3.18 attached hereto also contains a brief description of all material terms of employment agreements and confidentiality agreements to which the Company is a party and all severance benefits which any director, officer, employee, or sales representative of the Company is or may be entitled to receive. The Company haswill delivered to Buyer within ninety (90) days of the Closing Date true, correct and complete copies of all such employment agreements, confidentiality agreements, and all other agreements, plans, and other instruments to which the Company is a party and under which its employees and/or sales representatives are entitled to receive benefits of any nature. There is no pending or, to the best knowledge of the Sellers, threatened labor dispute or union organization campaign. None of the employees or sales representatives of the Company are represented by any labor union or organization. The Company is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours and is not engaged in any unfair labor practices. There is no unfair labor practice claim against the Company before the National Labor Relations Board or any strike, labor dispute, work slowdown, or work stoppage pending or, to the best knowledge of the Sellers, threatened against or involving the Company. The Company has approximately ____ 518 employees.

     3.19 Business Relations.

   No Seller knows that any customer or supplier of the Company will cease to do business with the Company after the consummation of the transactions contemplated hereby in the same manner as previously conducted with the Company. The Company has not received any notice of any disruption (including delayed deliveries or allocations by suppliers) in the availability of the materials or products used by the Company nor is any Seller aware of any facts which could lead it to believe that the business of the Company will be subject to any such material disruption.

     3.20 Accounts Receivable.

   Except as set forth on Schedule 3.20 attached hereto, all of the accounts, notes, and loans receivable that have been recorded on the books of the Company are bona fide and represent amounts validly due and all such accounts receivable (net of reserves set forth on the Company's unaudited balance sheet as of March 31April 30, 2002) willshould be collected in full within 1280 days of the Closing Date. All of such accounts, notes, and loans receivable are free and clear of any security interests, liens, encumbrances, or other charges; none of such accounts, notes, or loans receivable are subject to any offsets or claims of offset, except that all accounts receivable due from the Medicare and Medicaid programs, and insurance companies all have rights of offset, reduction and claims against the accounts receivable of Company; and none of the obligors of such accounts, notes, or loans receivable have given notice that they will or may refuse to pay the full amount thereof or any portion thereof..

     3.21 Bank Accounts.

   Attached hereto as Schedule 3.21 is a list of all banks or other financial institutions with which the Company has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

     3.22 Agents.

  Except as set forth on Schedule 3.22 attached hereto and the to the best knowledge of Company, the Company has not designated or appointed any person or other entity to act for it or on its behalf pursuant to any power of attorney or any agency which is presently in effect.

     3.23 Indebtedness To and From Officers, Directors, Stockholders, and Employees.

   Except as set forth in Schedule 3.23, the Company does not owe any indebtedness to any of its officers, directors, stockholders, employees, or sales representatives or have indebtedness owed to it from any of its officers, directors, stockholders, employees, or sales representatives, excluding indebtedness for travel advances or similar advances for expenses incurred on behalf of the Company, payroll, wages, and vacation or paid time off compensation incurred on behalf of and in the ordinary course of business of the Company and consistent with the Company's past practices.

     3.24 Commission Sales Contracts.

   Except as disclosed in Schedule 3.24 attached hereto, the Company does not employ or have any relationship with any individual, corporation, partnership, or other entity whose compensation from the Company is in whole or in part determined on a commission basis.

     3.25 Certain Consents.

  Except as set forth on Schedule 3.25 attached hereto, there are no consents, waivers, or approvals (each hereinafter referred to as a "Consent") required to be executed and/or obtained from any third parties in connection with the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, any federal, state, local government or regulatory agency.

     3.26 Brokers.

   Other than as set forth in Schedule 3.26 attached hereto, none of the Sellers or the Company has engaged, or caused any liability to be incurred to, any finder, broker, or sales agent in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

     3.27 Interest in Competitors, Suppliers, and Customers.

   Except as set forth on Schedule 3.27 attached hereto, no Seller, officer, or director of the Company or any affiliate of any such Seller, officer, or director has any ownership interest (other than any ownership interest in a publicly-held corporation of which the applicable Person owns, or has real or contingent rights to own, less than five percent (5%) of any class of outstanding securities) in any competitor, supplier, or customer of the Company or any property used in the operation of the business of the Company.

     3.28 Inventory.

   Except as set forth on Schedule 3.28 attached hereto, the inventories shown on the balance sheet contained in the Interim Financial Statements consist of items of a quality and quantity usable and readily saleable in the ordinary course of business by the Company.

     3.29 Warranties.

    Attached hereto as Schedule 3.29 is a list and brief description of all warranties and guarantees made by the Company to third parties with respect to any products sold or services rendered by it. Except as set forth on Schedule 3.29 attached hereto, no claims for breach of product or service warranties to customers have been made against the Company since December 31, 1995. To the best knowledge of the Sellers, no state of facts exists, or event has occurred, which may form the basis of any present claim against the Company for liability on account of any express or implied warranty to any third party.

     3.30 Customers and Suppliers.

   Schedule 3.30 attached hereto contains a true, correct, and complete list of (a) the ten largest customers sources (measured in dollar volume) of the Company during each of the years endedas of December 31, 2001, 2000 and 1999, (b) the ten largest suppliers (measured in dollar volume) of the Company during each of the years ended DeDecember 31, 2001, 2000 and 1999, and (c) with respect to each such customer source and supplier, the name and address thereof, dollar volume involved, and nature of the relationship (including the principal categories of products bought and sold).

     3.31 Environmental Matters.

   Except as described on Schedule 3.31 attached hereto, (a) the Company possesses all permits, licenses, approvals and other authorizations required by Environmental Laws (referred to hereinafter collectively as , "Environmental Permits") for its operations and such Environmental Permits are valid and in good standing and, to the best knowledge of the Sellers, there is no action pending or threatened to revoke, modify, terminate or amend any Environmental Permit; (b) the Company has been in the past and is now in compliance with (i) all federal, state, local and foreign laws, rules, regulations, codes and other legal requirements, as well as any applicable orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunderthere under relating to pollution, protection of the environment or health and safety (referred to herein after collectively ,as "Environmental Laws") and (ii) all requirements of Environmental Permits; (c) all emission control equipment installed at the owned and leased real properties of the Company (the "Real Properties") pursuant to the requirements of
Environmental Laws or Environmental Permits, is operated in accordance with the requirements of the Environmental Laws and the manufacturer's specifications; (d) the Company has received no notification that it is or could be, and, to the best knowledge of the Sellers, there is no basis for it to become, subject to any claim, action, obligation, proceeding, investigation or evaluation, directly or indirectly relating to any of its current or past operations or any of its currently or formerly owned, leased or operated properties, arising under or pursuant to Environmental Laws or principles of common law which address pollution or protection of the environment; and (e) the Company has not entered into any agreement with any governmental authority or other person by which responsibility was assumed by the Company, either directly or indirectly, for the conduct of any investigation or remediation of environmental conditions. Except as described on Schedule 3.31, there are no underground storage tanks, and there have been no releases from underground storage tanks, located on the real properties. The Company and the Sellers have provided Buyer with copies of all environmental, health or safety assessments, investigations, analyses or other reports relating to any current or former Real Properties that are in the Company's or any Seller's possession, custody or control.

     3.32 Information Furnished.

   Each of the Sellers and the Company have made available to Buyer and its officers, attorneys, accountants, and representatives true and correct copies of all agreements, documents, and other items listed on the schedules to this Agreement and all books and records of the Company prior to the Closing and Closing Date, and neither this Agreement, the schedules hereto, nor any information, agreements, or document delivered to or made available to Buyer or its officers, attorneys, accountants, and representatives pursuant to this Agreement contain any untrue statement of a material fact or omit any material fact necessary to make the statements herein or therein, as the case may be, not misleading. The Company's corporate minute books contain all of the minutes of meetings of stockholders, board of directors, and any committees of the board of directors of the Company that have been held preceding the date hereof and all of the written consents to action written in lieu thereof.

     3.33 Controlled Group Liability.

   TThe Company is not or will not be subject to any liability on account of any of the Sellers or the Company having been affiliated, prior to the Closing Date, directly or indirectly, with any other entity or person under Code Section 414, ERISA
Section 4001 or any similar foreign law.

                            ARTICLE 4
                      CONDITIONS TO CLOSING

     4.1  Conditions to Obligations of Buyer.

   The obligations of Buyer to consummate the transactions contemplated hereby are subject to the fulfillment of each of the following conditions:

          (a) The representations and warranties of each of the Sellers contained in this Agreement shall be true and correct and each of the Sellers shall have performed and complied with all agreements required by this Agreement to be performed or complied with at or prior to the Closing.

          (b) No action or proceeding shall have been instituted or threatened for the purpose or with the possible effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby or seeking damages on account thereof.

(a) Buyer shall have received an opinion of_____________, counsel for the Sellers, dated as of the Closing Date, to the effect set forth in Exhibit A hereto.
          (c) Buyer shall have received all the minute books and stock transfer records of InterLink and each Subsidiary and the resignations of each officer and director of InterLink and each Subsidiary.

          (d) All Consents required in connection with the execution, delivery, and performance of this Agreement shall have be en obtained, applied for including, without limitation, those listed on Schedule 3.25 hereto, within five (5) days of the Closing Date.

          (e) Buyer shall have received from each Seller or his duly appointed agent and attorney-in-fact the stock certificate or certificates representing all of the Shares owned by such Seller, free and clear of any Liens, duly endorsed for transfer or accompanied by stock powers duly executed in blank and all stock certificates for each Subsidiary within thirty (30) days of the Closing Date.

(f) Buyer shawill have receivedd from each Seller within four weeks of the Closing Date, affidavits which satisfy Section 1445(b) of the Code, in form and substance reasonably acceptable to Buyer.
          (g) Buyer shall have completed its review of the operations, properties, assets, books, and records of the Company and found the results thereof to be satisfactory to Buyer in its sole discretion.

          (h) Buyer shall have received statements from any person or entity to whomwhich the Company is owed indebtedness with a principal amount greater than $10,000, which sets forth the total principal amount of such indebtedness as of a date within 5 days of the Closing Date.

          (a) [InterLink shall have terminated_______ _____.] [Company - Please advise if any benefit plans will be terminated.]

(i) Each of the Sellers and the Company shall have delivered such good standing certificates, officer's certificates, secretary certificates and similar documents and certificates as counsel for Buyer shall have reasonably requested prior to the Closing Date.
The decision of Buyer to consummate the transactions contemplated hereby without the satisfaction of any of the preceding conditions shall not constitute a waiver of any of the Sellers' representations, warranties, covenants, or indemnities contained herein or in any ancillary document delivered pursuant hereto.

     4.2  Conditions to Obligations of Sellers.

   The obligations of Sellers to consummate the transactions contemplated hereby are subject to the fulfillment of the following conditions:

          (a) Buyer's representations and warranties contained in this Agreement shall be true and correct; and all agreements to be performed hereunder by Buyer at or prior to the Closing shall have been performed.

          (b) Buyer shall have delivered to the Sellers the Purchase Price for the Shares in accordance with Section
     1.3, including the promissory note to the Seller identified in Schedule 1.3(b).

          (c) Buyer shall have entered into an employment agreement with Mr. Gary HumbersonJoe Williams in the form attached hereto as Exhibit B.

                            ARTICLE 5
                           TERMINATION

     5.1  Termination.

   This Agreement may be terminated only by the mutual written consent of Buyer and the Sellers.

     5.2  Effect of Termination.

   Upon the termination of the Agreement pursuant to Section  6.1 hereof, the parties shall be relieved of any further obligations under this Agreement.

                            ARTICLE 6
                         INDEMNIFICATION

     6.1  Indemnification of Buyer and the Company.

   Each of the Sellers jointly and severally agree to indemnify and hold harmless Buyer and the Company and each officer, director, employee, representative and affiliate of Buyer and the Company (referred to hereinafter collectively, as the "Indemnified Parties") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, fees and expenses (including court costs and attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding and costs of any settlement) (referred to hereinafter collectively, as "Indemnified Costs") which any of the Indemnified Parties may sustain, or to which any of the Indemnified Parties may be subjected, arising out of (i) any breach or default by any of the Sellers of or under any of the representations, warranties, covenants, conditions, agreements, or other provisions of this Agreement or any agreement or document executed in connection herewith (including, without limitation, the certificate to be delivered pursuant to Section 5.1(a) hereof); (ii) environmental or health and safety matters arising out of the use or operation of the Company's properties (whether owned or leased) prior to the Closing (whether or not disclosed to Buyer at or prior to the Closing); and (iii) any Taxes owed by the Company with respect to all taxable periods ending on or prior to the Closing Date and the pre-Closing portion of all taxable periods beginning before and ending after the Closing Date.

     6.2  Defense of Third-Party Claims.

   An Indemnified Party shall give prompt written notice to the Sellers (each an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify the Sellers shall not relieve such Indemnifying Party from any liability that it may have to such Indemnified Party under this Article 6 unless and to the extent the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Parties shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action and shall assume full costs as set forth in 6.1 regardless of whether they assume control of such defense; provided, however, that:

          (a) The Indemnified Party shall be entitled, at his, her, or its own election to participate in the defense of such third-party action and to select the counsel used in defense of the third-party action;

          (b) The Indemnifying Parties shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a material adverse effect on its business or, in the case of an Indemnified Party who is a natural person, on his or her assets or interests;

          (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

          (d) The Indemnifying Parties shall not be entitled to control (but shall be entitled to participate at their own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Parties fail to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article 6 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

     6.3  Direct Claims.

  In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 6.2 hereof because no third-party action is involved, the Indemnified Party shall notify the Sellers of any Indemnified Costs which it claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Parties with respect to such claim.

     6.4  Tax Audits.

   In the event of an audit of a Return of the Company with respect to which an Indemnified Party might be entitled to indemnification pursuant to Section 6.1 hereof, the Company shall have the right to control the defense and conduct of any and all such audits which may result in the assessment of additional Taxes against the Company and any and all subsequent proceedings in connection therewith, including appeals. Sellers shall cooperate fully in all matters relating to any such audit or other Tax proceeding and will execute and file any and all consents, powers of attorney, and other documents as shall be reasonably necessary in connection therewith.

                            ARTICLE 7
                          MISCELLANEOUS

     7.1  Collateral Agreements, Amendments, and Waivers.

   This Agreement (together with the documents delivered pursuant hereto) supersedes all prior documents, understandings, and agreements, oral or written, relating to this transaction and constitutes the entire understanding among the parties with respect to the subject matter hereof. Any modification or amendment to, or waiver of, any provision of this Agreement (or any document delivered pursuant to this Agreement unless otherwise expressly provided therein) may be made only by an instrument in writing executed by the party against whom enforcement thereof is sought.

     7.2  Successors and Assigns.

   Neither Buyer's, the Company's, nor any Seller's rights or obligations under this Agreement may be assigned, except that Buyer may assign its rights and obligations to any subsidiary, stockholder or affiliate thereof. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding sentences of this Section 7.2, the provisions of this Agreement (and, unless otherwise expressly provided therein, of any document delivered pursuant to this Agreement) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns.

     7.3  Expenses and Transfer Taxes.

   Buyer shall pay all of its own costs and expenses incurred in connection with this Agreement. Sellers, and not the Company, shall pay all of the Sellers' and the Company's costs and expenses incurred in connection with this Agreement. Buyer and Sellers shall each bear responsibility for, and timely pay, 50% of all applicable transfer and sales taxes, if any, due as a result of the consummation of the transactions contemplated hereby.

     7.4  Invalid Provisions.

   If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. The parties hereto shall endeavor in good faith negotiations to replace the prohibited or unenforceable provision with a valid provision, with the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

     7.5  Information and Confidentiality.

   Each party hereto agrees that such party shall hold in strict confidence all information and documents received from any other party hereto, and if the Closing does not occur each such party shall return to the other parties hereto within three (3) business days, all such documents then in such receiving party's possession without retaining copies. From and after the Closing, the Sellers shall not use or disclose to any person, any confidential or proprietary information regarding the Company or Buyer; provided, however, that each party's obligations under this Section 7.5 shall not apply to (a) any information or document required to be disclosed by law, (b) any information or document in the public domain, or (c) any information or document that Buyer discloses to any potential lender to or investor in Buyer or the Company or representative or agent of Buyer.

     7.6  Waiver.

   No failure or delay on the part of any party in exercising any right, power, or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power, or privilege; nor shall any single or partial exercise of any such right, power, or privilege preclude any other or future exercise thereof or the exercise of any other right, power, or privilege.

     7.7  Notices.

   Any notices required or permitted to be given under this Agreement (and, unless otherwise expressly provided therein, under any document delivered pursuant to this Agreement) shall be given in writing and shall be deemed received (a) when actually delivered if sent by courier or overnight delivery service (or the next business day, if delivered after regular business hours on a Saturday, Sunday or holiday), (b) if sent by mail, on the third day following the date when deposited in the United States mail, certified or registered mail, postage fully prepaid or (c) when electronically confirmed if sent by facsimile, to the relevant party as indicated below:

     Buyer:              Americare Management, Inc.
                    801 East Campbell Road
                    Suite 345
                    Richardson, Texas  75081
                    Attn.:  Ron Lusk
                    Facsimile:  (214) 599-9741

With a copy to:


     Any of the Sellers:      Gary Humberson
                                  201  East Main Street2825 North
                    Highway 360, Apt. No. 515
                                    BradyGrand   Prairie,   Texas
                    76825050
                                 [Name]
                                        [Address]
                    Facsimile:  (___) ____-_______
     With a copy to:              [Name]
                    [Address]
                    Facsimile:   (___) ___-____
Each  party  may change its address for purposes of this  Section
7.7 by proper notice to the other parties, and the Parties have a continuing duty until the Purchase Price is fully paid to notify the other party within three (3) days of a change of address.

     7.8  Survival of Representations, Warranties, Covenants and Other
Provisions.

  The representations and warranties in Article 3, the covenants in Article 4, indemnification in Article 6 and Sections 7.5, 7.8,
7.13, 7.14 and 7.15 shall survive the Closing.

     7.9  Public Announcement.

   Prior to the Closing, all press releases and other public announcements concerning this Agreement and the transactions contemplated hereby must be approved by Buyer and the Company prior to publication, except with respect any releases or announcements that may be required by applicable law, court process or obligations pursuant to any listing agreement with any national securities exchange or interdealer quotation system.

     7.10 Waiver of Certain Rights.

   Each Seller hereby waives any rights of first refusal, preemptive rights, or other rights of any nature whatsoever which such Seller may have to purchase any of the Shares or other capital stock or equity securities of any nature of the Company. Each Seller agrees that, upon the consummation of the transactions contemplated hereby, any and all rights of such Seller with respect to the payment of dividends (whether or not previously earned, accrued, or declared), preferential payments, or distributions of the Company's assets upon the liquidation, dissolution, or merger of the Company or otherwise, or any other right of any nature whatsoever to receive any monies or assets of the Company as a result of such Seller's ownership of Shares, shall terminate, and each Seller hereby waives any and all such rights and agrees to indemnify and hold harmless the Company and its officers, directors, employees, and affiliates from and against any and all Indemnified Costs suffered or incurred by or assessed against the Company or any of its officers, directors, employees, or affiliates and arising, directly or indirectly, from the exercise or attempted exercise of any of such rights by any Seller. Furthermore, each Seller agrees that, immediately prior to consummation of the transactions contemplated hereby, each voting, stock transfer restriction, and buy-sell agreement to which he is a party and which relates to any Shares shall be terminated and be of no further force or effect.

     7.11 Further Assurances.

  At, and from time to time after, the Closing, at the request of Buyer, but without further consideration, each Seller shall execute and deliver such other instruments of conveyance, assignment, transfer, and delivery and take such other action as Buyer may reasonably request in order more effectively to consummate the transactions contemplated hereby; provided, that this covenant may be complied with after the Closing by the execution of documents and instruments under powers of attorney, unless and until revocations thereof.

     7.12 No Third-Party Beneficiaries.

   No person or entity not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

     7.13 Dispute Resolution.

   Other than any claims for equitable relief, all controversies, claims and disputes arising in connection with this Agreement shall be settled by arbitration, conducted in Dallas, Texas in accordance with the rules and procedures promulgated by the American Arbitration Association, before one arbitrator. The arbitrator shall be authorized to award the prevailing party its reasonable expenses of such arbitration, including attorneys' fees. The decision of the arbitrator will be final and binding on the parties. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitrator's award. In the event of any court action brought to enforce this agreement to arbitrate, the prevailing party shall be entitled to recover its reasonable expenses of such court action, including attorneys' fees.

     7.14 Jurisdiction and Venue.

   Any action or proceeding seeking to enforce any provision of, or based on any claims for equitable relief arising out of this Agreement may be brought against any of the parties in the courts of Dallas County in the State of Texas or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     7.15 Governing Law.

    This  Agreement  shall  be  governed   by  and  construed  in
accordance with the laws of the State of Texas, without regard to the conflicts of laws principles thereof.

     7.16 Waiver of Potential Conflict of Interest.

All of the Parties to this Agreement have been previously notified that a potential conflict of interest may exist in having Steven A. Wadsworth represent both Gary Humberson and the Company, and that all Parties hereby any such potential conflict of interest for all purposes.

     7.17 Miscellaneous Provisions.


All exhibits, schedules and documents attached hereto are incorporated by reference herein for all purposes. No failure of a party to detect, protest, or remedy a breach of any of its rights under this Agreement shall be deemed a waiver of any of the aggrieved party's rights. The section and subsection headings contained in the Agreement are for convenience only and shall in no manner be construed as part of this Agreement. Each individual signing the Agreement below warrants and represents that he has the full authority and power to execute this Agreement, and that all actions necessary to the execution of and binding effect of this Agreement have been fully performed prior to the execution of this Agreement. Time is of the essence to this Agreement. This Agreement may be executed in separate counterparts, each of which shall be deemed an original but all of which together will constitute one and the same agreement. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation of this Agreement, then this Agreement shall be construed as if drafted jointly by the Parties with no presumptions or burden of proof arising favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to federal, state, local or foreign law shall be deemed also to refer to all rules and regulations promulgated there under, unless the context requires otherwise. Each party shall bear his/its own costs, expenses, and attorneys' fees incurred in the negotiation and execution of this Agreement. Each party represents and warrants to the other party that each has not relied upon any statements or representations of the other party, or their respective agents, attorneys, officers, directors, shareholders, or employees, in any manner in deciding to enter into this Agreement, except for those explicitly stated in this Agreement. All parties represent and warrant to the other that each has relied solely upon his/its own judgment, knowledge, belief, and advice of his/its respective attorney(s) in entering into this Agreement, except for the explicit representations and warranties set forth in this Agreement. Where necessary the singular part of speech includes the plural and vice versa. Where necessary the masculine part of speech includes the feminine and vice versa.






          [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in one or more counterparts (all of which shall constitute one and the same agreement) as of the day and year first above written.


                              BUYER:

                              AMERICARE MANAGEMENT, INC.


                              By:  /S/ Ronald E. Lusk
                              Name:     Ronald E. Lusk
                              Title:    Chairman




                              SELLERS:
                              (Executing  in  their  capacity  as
                              Sellers and on behalf of InterLink)

                              /s/ Gary Humberson

                              Gary  Humberson, in his  individual
                              and   representative  capacity   as
                              President of InterLink Home  Health
                              Care,  Inc., InterLink Home  Health
                              Services,   Inc.,  InterLink   Home
                              Health Services of Amarillo,  Inc.,
                              InterLink  Home Health Services  of
                              wWest  Texas, Inc., InterLink  Home
                              Health  Services  of  San  Antonio,
                              Inc.,    InterLink   Home    Health
                              Services    of  Southern  Colorado,
                              Inc.,    InterLink   Home    Health
                              Services   of   Metroplex,    Inc.,
                              InterLink  Home Health Services  of
                              Southeast     Louisiana,      Inc.,
                              InterLink  Home Health Services  of
                              Northeast  Texas,  Inc.,  InterLink
                              Home   Health  Services  of   South
                              Texas,  Inc., InterLink Home Health
                              Services   of   Louisiana,    Inc.,
                              InterLink  Home Health Services  of
                              Southeast  Texas,  Inc.,  InterLink
                              Home   Health  Services  of  Austin
                              Texas,  Inc., InterLink Home Health
                              Services of El Paso, Inc., LifeCare
                              Home  Health  Central Texas,  Inc.,
                              LifeCare  Home Health  of  Southern
                              Colorado,   Inc.,   LifeCare   Home
                              Health  of  Southeast Texas,  Inc.,
                              Nursing     Specialists    Staffing
                              Services,  Inc., and Data  Medical,
                              Inc.






                            Exhibit A

    Form of Opinion of Counsel to the Company and the Sellers



                        LIST OF EXHIBITS

[TO COME]
                        LIST OF SCHEDULES

1.3 OUTSTANDING SHARES                                         i
1.3(B)  PROMISSORY NOTE                                      iii
3.10 LICENSES, CERTIFICATES AND PERMITS                     viii
3.11 INTELLECTUAL PROPERTY                                    ix
3.13 INSURANCE POLICIES                                        x
3.14 COMPENSATION PLANS                                       xi
3.14(A) EMPLOYEE BENEFITS                          xi, xii, xiii
3.14(B) EMPLOYEE PENSION PLANS                              xiii
3.14(D) EXCEPTIONS TO BENEFIT PLANS                          xiv
3.14(H) EXCEPTIONS TO COMPENSATION PLANS                      xv
3.15 CONTRACTS AND OTHER AGREEMENTS                          xvi
3.16 PENDING LITIGATION                                     xvii
3.18 KEY EMPLOYEES AND DIRECTORS COMPENSATION              xviii
3.20 RECEIVABLES                                             xix
3.21 BANK ACCOUNTS                                            xx
3.22 COMPANY AGENTS                                          xxi
3.23  INDEBTEDNESS  TO  AND  FROM  OFFICERS,  DIRECTORS  AND  KEY
 EMPLOYEES                                                 xxii
3.24 COMMISSION SALES CONTRACTS                            xxiii
3.25 CERTAIN CONSENTS                                       xxiv
3.26 BROKERS                                                 xxv
3.27 INTEREST IN COMPETITORS, SUPPLIERS AND CUSTOMERS       xxvi
3.28 INVENTORY                                             xxvii
3.29 WARRANTIES                                           xxviii
3.30 CUSTOMERS AND SUPPLIERS                                xxix
3.31 ENVIRONMENTAL MATTERS                                   xxx
3.4 CERTIFICATES OF GOOD STANDING                             iv
3.5 OWNERSHIP OF SUBSIDIARIES OWNERSHIP OF SUBSIDIARIES        v
3.8 SUBSEQUENT EVENTS                                         vi
3.9 REAL AND PERSONAL PROPERTY                               vii
1.3 OUTSTANDING SHARES                                         i
1.3(B)  PROMISSORY NOTE                                       ii
3.10 LICENSES, CERTIFICATES AND PERMITS                      vii
3.11 INTELLECTUAL PROPERTY                                  viii
3.13 INSURANCE POLICIES                                       ix
3.14 COMPENSATION PLANS                                        x
3.14(A) EMPLOYEE BENEFITS                                     xi
3.14(B) EMPLOYEE PENSION PLANS                               xii
3.14(D) EXCEPTIONS TO BENEFIT PLANS                         xiii
3.14(H) EXCEPTIONS TO COMPENSATION PLANS                     xiv
3.15 CONTRACTS AND OTHER AGREEMENTS                           xv
3.16 PENDING LITIGATION                                      xvi
3.18 KEY EMPLOYEES AND DIRECTORS COMPENSATION               xvii
3.20 RECEIVABLES                                           xviii
3.21 BANK ACCOUNTS                                           xix
3.22 COMPANY AGENTS                                           xx
3.23  INDEBTEDNESS  TO  AND  FROM  OFFICERS,  DIRECTORS  AND  KEY
 EMPLOYEES                                                  xxi
3.24 COMMISSION SALES CONTRACTS                             xxii
3.25 CERTAIN CONSENTS                                      xxiii
3.26 BROKERS                                                xxiv
3.27 INTEREST IN COMPETITORS, SUPPLIERS AND CUSTOMERS        xxv
3.28 INVENTORY                                              xxvi
3.29 WARRANTIES                                            xxvii
3.30 CUSTOMERS AND SUPPLIERS                              xxviii
3.31 ENVIRONMENTAL MATTERS                                  xxix
3.4 CERTIFICATES OF GOOD STANDING                            iii
3.5 OWNERSHIP OF SUBSIDIARIES OWNERSHIP OF SUBSIDIARIES       iv
3.8 SUBSEQUENT EVENTS                                          v
3.9 REAL AND PERSONAL PROPERTY                                vi


                        TABLE OF CONTENTS

                                                             Page

ARTICLE 1 AGREEMENT OF PURCHASE AND SALE                       1
     1.1    AGREEMENT.                                        1
     1.2    CLOSING.                                          1
     1.3    DELIVERY AND PAYMENT                              1
ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF BUYER              2
     2.1    DUE ORGANIZATION.                                 2
     2.2    DUE AUTHORIZATION; NO CONFLICTS.                  2
     2.3    BROKERS AND FINDERS.                              2
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLERS        2
     3.1    CAPITALIZATION; OWNERSHIP OF SHARES.              2
     3.2    NO LIENS ON SHARES.                               3
     3.3    OTHER RIGHTS TO ACQUIRE CAPITAL STOCK.            3
     3.4    DUE ORGANIZATION.                                 3
     3.5    SUBSIDIARIES.                                     3
     3.6    DUE AUTHORIZATION; NO CONFLICTS                   4
     3.7    FINANCIAL STATEMENTS                              4
     3.8    CONDUCT OF BUSINESS; CERTAIN ACTIONS              5
     3.9    PROPERTIES                                        6
     3.10   LICENSES AND PERMITS.                             7
     3.11   INTELLECTUAL PROPERTY RIGHTS.                     7
     3.12   COMPLIANCE WITH LAWS.                             8
     3.13   INSURANCE.                                        8
     3.14   EMPLOYEE BENEFIT MATTERS.                         9
     3.15   CONTRACTS AND AGREEMENTS.                        11
     3.16   CLAIMS AND PROCEEDINGS.                          12
     3.17   TAXES.                                           12
     3.18   PERSONNEL.                                       14
     3.19   BUSINESS RELATIONS.                              14
     3.20   ACCOUNTS RECEIVABLE.                             14
     3.21   BANK ACCOUNTS.                                   15
     3.22   AGENTS.                                          15
     3.23   INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS,
            STOCKHOLDERS, AND EMPLOYEES.                     15
     3.24   COMMISSION SALES CONTRACTS.                      15
     3.25   CERTAIN CONSENTS.                                15
     3.26   BROKERS.                                         15
     3.27   INTEREST IN COMPETITORS, SUPPLIERS, AND
            CUSTOMERS.                                       16
     3.28   INVENTORY.                                       16
     3.29   WARRANTIES.                                      16
     3.30   CUSTOMERS AND SUPPLIERS.                         16
     3.31   ENVIRONMENTAL MATTERS.                           16
     3.32   INFORMATION FURNISHED.                           17
     3.33   CONTROLLED GROUP LIABILITY.                      17
ARTICLE 4 CONDITIONS TO CLOSING                               17
     4.1    CONDITIONS TO OBLIGATIONS OF BUYER.              17
     4.2    CONDITIONS TO OBLIGATIONS OF SELLERS.            18
ARTICLE 5 TERMINATION                                         19
     5.1    TERMINATION.                                     19
     5.2    EFFECT OF TERMINATION.                           19
ARTICLE 6 INDEMNIFICATION                                     19
     6.1    INDEMNIFICATION OF BUYER AND THE COMPANY.        19
     6.2    DEFENSE OF THIRD-PARTY CLAIMS.                   20
     6.3    DIRECT CLAIMS.                                   21
     6.4    TAX AUDITS.                                      21
ARTICLE 7 MISCELLANEOUS                                       21
     7.1    COLLATERAL AGREEMENTS, AMENDMENTS, AND WAIVERS.  21
     7.2    SUCCESSORS AND ASSIGNS.                          21
     7.3    EXPENSES AND TRANSFER TAXES.                     21
     7.4    INVALID PROVISIONS.                              22
     7.5    INFORMATION AND CONFIDENTIALITY.                 22
     7.6    WAIVER.                                          22
     7.7    NOTICES.                                         22
     7.8    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
            COVENANTS AND OTHER PROVISIONS.                  23
     7.9    PUBLIC ANNOUNCEMENT.                             23
     7.10   WAIVER OF CERTAIN RIGHTS.                        23
     7.11   FURTHER ASSURANCES.                              24
     7.12   NO THIRD-PARTY BENEFICIARIES.                    24
     7.13   DISPUTE RESOLUTION.                              24
     7.14   JURISDICTION AND VENUE.                          24
     7.15   GOVERNING LAW.                                   24
     7.16   WAIVER OF POTENTIAL CONFLICT OF INTEREST.        24
     7.17   MISCELLANEOUS PROVISIONS.                        25
ARTICLE 1 AGREEMENT OF PURCHASE AND SALE                       1
     1.1    AGREEMENT.                                        1
     1.2    CLOSING.                                          1
     1.3    DELIVERY AND PAYMENT                              1
ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF BUYER             21
     2.1    DUE ORGANIZATION.                                 2
     2.2    DUE AUTHORIZATION; NO CONFLICTS.                  2
     2.3    BROKERS AND FINDERS.                              2
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLERS        2
     3.1    CAPITALIZATION; OWNERSHIP OF SHARES.              2
     3.2    NO LIENS ON SHARES.                              32
     3.3    OTHER RIGHTS TO ACQUIRE CAPITAL STOCK.            3
     3.4    DUE ORGANIZATION.                                 3
     3.5    SUBSIDIARIES.                                     3
     3.6    DUE AUTHORIZATION; NO CONFLICTS                   4
     3.7    FINANCIAL STATEMENTS                              4
     3.8    CONDUCT OF BUSINESS; CERTAIN ACTIONS              5
     3.9    PROPERTIES                                        6
     3.10   LICENSES AND PERMITS.                            76
     3.11   INTELLECTUAL PROPERTY RIGHTS.                     7
     3.12   COMPLIANCE WITH LAWS.                             8
     3.13   INSURANCE.                                        8
     3.14   EMPLOYEE BENEFIT MATTERS.                        98
     3.15   CONTRACTS AND AGREEMENTS.                      1110
     3.16   CLAIMS AND PROCEEDINGS.                          11
     3.17   TAXES.                                         1211
     3.18   PERSONNEL.                                       13
     3.19   BUSINESS RELATIONS.                            1413
     3.20   ACCOUNTS RECEIVABLE.                           1413
     3.21   BANK ACCOUNTS.                                   14
     3.22   AGENTS.                                          14
     3.23   INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS,
            STOCKHOLDERS, AND EMPLOYEES.                     14
     3.24   COMMISSION SALES CONTRACTS.                    1514
     3.25   CERTAIN CONSENTS.                              1514
     3.26   BROKERS.                                       1514
     3.27   INTEREST IN COMPETITORS, SUPPLIERS, AND
            CUSTOMERS.                                       15
     3.28   INVENTORY.                                       15
     3.29   WARRANTIES.                                      15
     3.30   CUSTOMERS AND SUPPLIERS.                       1615
     3.31   ENVIRONMENTAL MATTERS.                         1615
     3.32   INFORMATION FURNISHED.                           16
     3.33   CONTROLLED GROUP LIABILITY.                    1716
ARTICLE 4 CONDITIONS TO CLOSING                             1716
     4.1    CONDITIONS TO OBLIGATIONS OF BUYER.            1716
     4.2    CONDITIONS TO OBLIGATIONS OF SELLERS.            18
ARTICLE 5 TERMINATION                                       1918
     5.1    TERMINATION.                                   1918
     5.2    EFFECT OF TERMINATION.                         1918
ARTICLE 6 INDEMNIFICATION                                   1918
     6.1    INDEMNIFICATION OF BUYER AND THE COMPANY.      1918
     6.2    DEFENSE OF THIRD-PARTY CLAIMS.                   19
     6.3    DIRECT CLAIMS.                                   20
     6.4    TAX AUDITS.                                      20
ARTICLE 7 MISCELLANEOUS                                     2120
     7.1    COLLATERAL AGREEMENTS, AMENDMENTS, AND WAIVERS.2120
     7.2    SUCCESSORS AND ASSIGNS.                        2120
     7.3    EXPENSES AND TRANSFER TAXES.                     21
     7.4    INVALID PROVISIONS.                              21
     7.5    INFORMATION AND CONFIDENTIALITY.               2221
     7.6    WAIVER.                                        2221
     7.7    NOTICES.                                       2221
     7.8    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
            COVENANTS AND OTHER PROVISIONS.                  23
     7.9    PUBLIC ANNOUNCEMENT.                             23
     7.10   WAIVER OF CERTAIN RIGHTS.                        23
     7.11   FURTHER ASSURANCES.                              23
     7.12   NO THIRD-PARTY BENEFICIARIES.                    24
     7.13   DISPUTE RESOLUTION.                              24
     7.14   JURISDICTION AND VENUE.                          24
     7.15   GOVERNING LAW.                                   24

            1.31  PROMISSORY NOTE OUTSTANDING SHARES

                          SEE ATTACHED

                 1.3(B) OUTSTANDING STOCK SHARES

                        SEE ATTACHED LIST

                     1.3A SECURITY AGREEMENT

                   SEE ATTACHEDPROMISSORY NOTE

                3.4 CERTIFICATES OF GOOD STANDING

                          SEE ATTACHED
                  3.5 OWNERSHIP OF SUBSIDIARIES

                        SEE ATTACHED LIST
                      3.8 SUBSEQUENT EVENTS

INTERLINK  DID  INCREASE ITS COMPENSATION  TO  ITS  OFFICERS  AND
DIRECTORS,  AND THE SUBSIDIARIES OF INTERLINK DID  GUARANTEE  THE
PAYMENT  OF  THE  EMPLOYMENT AGREEMENTS  WITH  THE  OFFICERS  AND
DIRECTORS OF INTERLINK.

INTERLINK  AND  ITS  SUBSIDIARIES DID  TERMINATE  ITS  EMPLOYMENT
AGREEMENTS WITH ITS OFFICERS AND DIRECTORS.

INTERLINK'S  SUBSIDIARIES DID AMEND THE ARTICLES OF INCORPORATION
OF THOSE SUBSIDIARIES.


INTERLINK HAS DECLERATED THE PAYMENT OF ACCOUNTS PAYABLE  IN  THE
MONTHS OF APRIL AND MAY OF A.D. 2002

INTERLINK HAS SETTLED LITIGATION REGARDING ITS SUBSIDIARIES.

INTERLINK'S SUBSIDIARIES HAVE TERMINATED EMPLOYEE BENEFITS PLANS.

INTERLINK'S  SUBSIDIARIES  DID ENTER  A  SETTLEMENT  AND  RELEASE
AGREEMENT WITH CENTRATEX, INC. REGARDING PREVIOUS MANAGEMENT  AND
BILLING   SERVICES   PROVIDED   BY   CENTRATEX   TO   INTERLINK'S
SUBSIDIARIES.

INTERLINK DID ASSUME THE LIABILITY FOR THE PAID TIME OFF BALANCES OF THE FORMER EMPLOYEES OF CENTRATEX, INC. AND CENTRATEX, INC. IS TRANSFERRING TWO AUTOMOBILES TO INTERLINK AS PAYMENT IN FULL FOR INTERLINK ASSUMING THE LIABILITY FOR THE PAID TIME OFF OF CENTRATEX, INC.'S FORMER EMPLOYEES.

INTERLINK AND SUBSIDIAIRES DID ENTER INTO A CONSULTING AGREEMENT WITH MSI21, INC. FOR THE PROVISION OF CERTAIN CONSULTING SERVICES BY WHICH AGREEMENT MSI21, INC. IS ENTITLED TO A PERCENTAGE OF THE ACCOUNTS RECEIVABLE OF INTERLINK'S SUBSIDIAIRES, AND THE REIMBUMBERSEMENT OF CERTAIN COSTS AND EXPENSES OF MSI21, INC. IN PROVIDING THE CONSULTING SERVICES.

INTERLINK  AND  ITS SUBSIDIARIES HAVE RECEIVED  NOTICE  FROM  DVI
BUSINESS CREDIT CORPORATION THAT THE LOAN AGREEMENT WITH ELK OMEGA, INC. HAS BEEN ASSIGNED TO DVI BUSINESS CREDIT CORPORATION THAT THE LOAN AGREEMENT WILL NOT BE RENEWED, AND THAT DEMAND FOR PAYMENT OF THE LOAN AGREEMENT HAS BEEN MADE.

                 3.9 REAL AND PERSONAL PROPERTY

LOT AND BUILDING IN MARKSVILLE, LOUISIANA

LOTS IN MCCAMEY, TEXAS

USUAL AND CUSTOMARY OFFICE EQUIPMENT, FURNITURE AND FIXTURES

AS400 COMPUTER SYSTEM BEING PURCHASED BY INTERLINK

             3.10 LICENSES, CERTIFICATES AND PERMITS

INTERLINK HAS AN EMPLOYER TAX IDENTIFICATION NUMBER, A  STATE  OF
TEXAS  TAXPAYER INDENTIFICATION NUMBER, A STATE OF TEXAS  CHARTER
NUMBER

                   3.11 INTELLECTUAL PROPERTY

                              NONE
                     3.13 INSURANCE POLICIES

          SEE FOLLOWING INSURNACE BINDER FOR INTERLINK

                     3.14 COMPENSATION PLANS

INTERLINK  HOME  HEALTH  SERVICES  OF  SAN  ANTONIO,   INC.   HAS
TERMINATED ITS EMPLOYEE BENEFIT PLAN, BUT ALL FUNDS HAVE NOT BEEN
PAID OUT FULLY.

INTERLINK  HOME HEALTH SERVICS OF WEST TEXAS, INC. HAS TERMINATED
ITS EMPLOYEE BENEFIT PLAN AND ALL FUNDS HAVE BEEN DSITRIBUTED.

INTERLINK AND ALL OF ITS SUBSIDAIRES CURRENTLY PARTICIPATE  IN  A
401K PLAN.

                    3.14(A) EMPLOYEE BENEFITS

INTERLINK  HOME  HEALTH  SERVICES  OF  SAN  ANTONIO,   INC.   HAS
TERMINATED ITS EMPLOYEE BENEFIT PLAN, BUT ALL FUNDS HAVE NOT BEEN
PAID OUT FULLY.

INTERLINK  HOME HEALTH SERVICS OF WEST TEXAS, INC. HAS TERMINATED
ITS EMPLOYEE BENEFIT PLAN AND ALL FUNDS HAVE BEEN DSITRIBUTED.

INTERLINK AND ALL OF ITS SUBSIDAIRES CURRENTLY PARTICIPATE  IN  A
401K PLAN.

                 3.14(B) EMPLOYEE PENSION PLANS

INTERLINK  HOME  HEALTH  SERVICES  OF  SAN  ANTONIO,   INC.   HAS
TERMINATED ITS EMPLOYEE BENEFIT PLAN, BUT ALL FUNDS HAVE NOT BEEN
PAID OUT FULLY.

INTERLINK  HOME HEALTH SERVICS OF WEST TEXAS, INC. HAS TERMINATED
ITS EMPLOYEE BENEFIT PLAN AND ALL FUNDS HAVE BEEN DSITRIBUTED.

INTERLINK AND ALL OF ITS SUBSIDAIRES CURRENTLY PARTICIPATE  IN  A
401K PLAN.

               3.14(D) EXCEPTIONS TO BENEFIT PLANS


            3.14(H) EXCEPTIONS TO COMPENSATION PLANS

IN  THE  EVENT THAT THE EMPLOYMENT CONTRACTS OF ANDY MCBEE,  MARK
JONES,  AND GARY HUMBERSON ARE NOT TERMINATED AND RELEASED,  THEN
THE TRANSACTION SET FORTH IN THIS AGREEMENT WILL ENTITLE THEM  TO
SEVERANCE PAY.

               3.15 CONTRACTS AND OTHER AGREEMENTS

INTERLINK  HAS  A  2  YEAR  LEASE  AGREEMENT  ON  ITS  OFFICE  IN
ARLINGTON, TEXAS

INTERLINK  HAS  GUARANTEED  A LEASE AGREEMENT  FOR  WESTERN  HOME
HEALTH, INC., A FORMER SUBSIDIARY OF INTERLINK, FOR OFFICE  SPACE
IN DENVER, COLORADO

INTERLINK  HAS A LOAN AGREEMENT AND WARRANT WITH THE HEALTH  CARE
INDUSTRY FUND, LTD.


THE   SUBSIDARIES  AND  INTERLINK  HAVE  A  FINANCIAL  CONSULTING
AGREEMENT WITH ELK FINANCIAL, INC.

AS400 FINANCING AGREEMENT WITH IBM

                     3.16 PENDING LITIGATION

DVI  BUSINESS CREDIT CORPORATION HAS ISSUED A DEMAND FOR  PAYMENT
OF  THE  ELK  OMEGA, INC. PROMISSORY NOTE TO THE SUBSIDIARIES  OF
INTERLINK, AND LITIGATION APPEARS IMMINENT.

SEE ATTACHED LIST.

          3.18 KEY EMPLOYEES AND DIRECTORS COMPENSATION

ANDY  MCBEE,  MARK  JONES, AND GARY HUMBERSON WERE  OFFICERS  AND
DIRECTORS, AND HAD EMPLOYMENT AGREEMENTS WITH INTERLINK THAT WERE
GUARANTEED  BY THE SUBSIDIARIES THAT PROVIDED FOR A  BASE  ANNUAL
SALARY $250,000.00, PLUS BENEFITS AND SEVERANCE PAY.

CMS  MAY  AUDIT THE SUBSIDIARIES REGARDING LENDING AND  FINANCING
FEES.

SEE  ATTACHED  LIST  FOR SALES REPRESENTATIVES  AND  COMPENSATION
PLANS

                        3.20 RECEIVABLES

THE ACCOUNTS RECEIVABLES DUE FROM THE MEDICARE AND MEDICAID PROGRAMS, AND INSURANCE CONTRACTS ALL HAVE AUDIT, RECOUPMENT AND OFFSET PROVISIONS CONTAINED THEREIN WHICH ALLOWS SUCH PAYOR TO OFFSET OR WITHHOLD PAYMENT ON THE ACCOUNTS RECEIVABLE OF THE SUBSIDIARIES OF INTERLINK.

THE  SUBSIDIARIES  OF INTERLINK HAVE A MANAGEMENT  CONTRACT  WITH
INTERLINK  BY  WHICH  INTERLINK HAS ACCOUNTS RECEIVABLE  DUE  AND
OWING TO IT.

INTERLINK AND SUBSIDIAIRES DID ENTER INTO A CONSULTING AGREEMENT WITH MSI21, INC. FOR THE PROVISION OF CERTAIN CONSULTING SERVICES BY WHICH AGREEMENT MSI21, INC. IS ENTITLED TO A PERCENTAGE OF THE ACCOUNTS RECEIVABLE OF INTERLINK'S SUBSIDIAIRES, AND THE REIMBUMBERSEMENT OF CERTAIN COSTS AND EXPENSES OF MSI21, INC. IN PROVIDING THE CONSULTING SERVICES.


                       3.21 BANK ACCOUNTS

                        SEE ATTACHED LIST
                       3.22 COMPANY AGENTS

ELK OMEGA, INC. AND THE HEALTH CARE INDUSTRY FUND, LTD. HAVE BEEN
APPOINTED  TO ACT AS AGENTS WITH RESPECT TO CERTAIN  BILLING  AND
ACCOUNTS  RECEIVABLE  MATTERS PURSUANT  TO  THE  APPLICABLE  LOAN
AGREEMENTS WITH THOSE ENTITIES.

INTERLINK  IS  AN  AGENT FOR THE SUBSIDIARIES OF  INTERLINK  WITH
RESPECT TO BILLING AND COLLECTION OF THE ACCOUNTS RECEIVABLES  OF
THE SUBSIDIARIES.

INTERLINK AND SUBSIDIAIRES DID ENTER INTO A CONSULTING AGREEMENT WITH MSI21, INC. FOR THE PROVISION OF CERTAIN CONSULTING SERVICES BY WHICH AGREEMENT MSI21, INC. IS ENTITLED TO A PERCENTAGE OF THE ACCOUNTS RECEIVABLE OF INTERLINK'S SUBSIDIAIRES, AND THE REIMBUMBERSEMENT OF CERTAIN COSTS AND EXPENSES OF MSI21, INC. IN PROVIDING THE CONSULTING SERVICES.


    3.23 INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS AND KEY
                            EMPLOYEES

SALES COMMISSIONS DUE TO SALES OR MARKETING REPRESENTATIVES.

                 3.24 COMMISSION SALES CONTRACTS

                       SEE ATTACHED LIST.
                      3.25 CERTAIN CONSENTS

THE  CENTERS  FOR MEDICARE AND MEDICAID SERVICES,  THE  STATE  OF
TEXAS  DEPARTMENT OF HUMAN SERVICES, THE LOUISIANA DEPARTMENT  OF
HEALTH  AND HOSPITALS MUST BE NOTIFIED OF THE CHANGE OF  CONTROL,
AND THEIR CONSENT IS REQUIRED FOR SUCH CHANGE OF CONTROL.

                          3.26 BROKERS

                              NONE.
      3.27 INTEREST IN COMPETITORS, SUPPLIERS AND CUSTOMERS

INTERLINK  AND ITS SUBSIDIARIES HAVE SOFTWARE LICENSING CONTRACTS
WITH  ECLICKMD,  INC.  WHICH  IS A  CORPORATION  WHOSE  PRINCIPLE
SHAREHOLDERS, OFFICERS AND DIRECTORS ARE MARION R. BOB  RICE  AND
ANDY MCBEE.

INTERLINK'S SUBSIDARIES HAD A MANAGEMENT AND BILLING CONTRACT WITH CENTRATEX, INC., WHICH WAS A CORPORATION WHOSE PRINCIPLE SHAREHOLDERS, OFFICERS AND DIRECTORS ARE MARK JONES, MARION R. BOB RICE AND ANDY MCBEE, AND WHCH ALSO FORMERLY EMPOYED GARY HUMBERSON.

THE SUBSIDIARIES HAVE A MANAGEMENT CONTRACT WITH INTERLINK.


                         3.28 INVENTORY

                              NONE.
                         3.29 WARRANTIES

INTERLINK  HAS  WARRANTIES AND GUARANTEES TO ITS SUBSIDIARIES  TO
PROVIDE MANGMENT SERVICES TO THEM, AND THE SUBSIDIDAIRES HAVE  AN
OBLIGATION TO PAY INTERLINK FOR THOSE SERVICES.

THE  SUBSIDIARIES  OF  INTERLINK  HAVE  DUTIES  TO  PROVIDE  NON-
NEGLIGENT  HOME  HEALTH  CARE  SERVICES  AND  PRODCUTS  TO  THEIR
RESPECTIVE PATIENTS.

                  3.30 CUSTOMERS AND SUPPLIERS

                       SEE ATTACHED LIST.

                   3.31 ENVIRONMENTAL MATTERS